Exhibit 99(e)(4)

LETTER AGREEMENT

Managers Trust I

Distribution Agreement

February 28, 2006

Managers Distributors, Inc.

800 Connecticut Avenue

Norwalk, Connecticut 06854

Attn: Peter M. Lebovitz

Re:	Distribution Agreement between Managers Distributors, Inc.
and Managers Trust I, dated as of April 1, 2001

Ladies and Gentlemen:

Managers Trust I (the “Trust”) hereby advises you that it is creating a new series to be named Managers AMG FQ Global Alternatives Fund (the “New Fund”), and that the Trust desires Managers Distributors, Inc. (“MDI”) to provide distribution services with respect to the New Fund pursuant to the terms and conditions of the Distribution Agreement between the Trust and MDI dated April 1, 2001.

Additionally, the Distribution Agreement is hereby amended by adding the following sentence after the second sentence of Section 4 thereof: “The Distributor shall be entitled to receive additional compensation with respect to certain series of the Trust, as set forth on Schedule A attached hereto.” Attached as Exhibit A to this Letter Agreement is new Schedule A to the Distribution Agreement.

Please acknowledge your agreement to provide the services contemplated by the Distribution Agreement with respect to the New Fund and your agreement to amend the Distribution Agreement by executing this letter agreement in the space provided below and then returning it to the undersigned.

A copy of the Agreement and Declaration of Trust of the Trust is on file with the Secretary of The Commonwealth of Massachusetts and notice is hereby given that this instrument is executed on behalf of the Trust by an officer or trustee of the Trust in his or her capacity as an officer or trustee of the Trust and not individually and that the obligations of or arising out of this instrument are not binding on any of the trustees, officers or shareholders individually, but are binding only upon the assets or property of the Trust.

Sincerely,

Managers Trust I

By:
Name:
Title:

ACKNOWLEDGED AND ACCEPTED

Managers Distributors, Inc.

By:
Name:
Title:

EXHIBIT A

Schedule A

The Distributor shall be entitled to receive, in addition to any sales charges described in the then current Prospectus(es) and Statement(s) of Additional Information of the Trust, an amount equal to the percentage specified below of the average daily value of the net assets represented by the following classes of shares of the following series of the Trust:

Series/Class	Percentage of Average Daily Value of Net Assets
Managers AMG FQ Global Alternatives Fund
Class A	0.25%
Class C	1.00%
Managers AMG FQ Tax-Managed U.S. Equity Fund
Class A	0.25%
Class C	1.00%
Managers AMG FQ U.S. Equity Fund
Class A	0.25%
Class C	1.00%